Exhibit 99.1

ChromaDex Secures $5.0 Million in Growth Capital Financing from Hercules

IRVINE, Calif. – September 30, 2014 – ChromaDex Corp. (OTCQB: CDXC), an innovative natural products company that provides proprietary ingredients and science-based solutions to the dietary supplement, food and beverage, cosmetic and pharmaceutical industries, announced today that it closed on a $5.0 million growth capital debt financing from Hercules Technology Growth Capital (NYSE: HTGC).  The financing will provide ChromaDex with additional working capital to support its rapidly-growing ingredient business, as well as accelerate the Company's research and development efforts.

Commenting on the announcement, Frank Jaksch, CEO and Founder of ChromaDex, stated: “This financing should provide ChromaDex with sufficient capital to fund our operations at least until late 2015, as our business transitions to cash flow positive and profitable. The Hercules funding will provide ample working capital to continue to grow the emerging ingredient segment of our business, allow us to accelerate the R&D efforts on our existing ingredient portfolio, and continue to develop our new ingredient pipeline. We are pleased to partner with Hercules, a NYSE listed specialty finance company with over $1.0 billion in total assets.”

Chad Norman, Managing Director at Hercules, commented: "We have been following ChromaDex for more than three years and have been impressed with the Company’s progress in executing its business plan and its emphasis on new product offerings, such as its new ingredients business line.  The Company’s current ingredient portfolio, highlighted by its patented NIAGEN™ nicotinamide riboside, coupled with their unique business model for acquiring and commercializing new ingredient technologies, has great potential for substantial and sustainable long-term growth. We are proud to be a capital provider to ChromaDex.”

The initial funding of $2.5 million, which closed on September 29, 2014, is in the form of a secured loan and includes an interest only feature of up to 12 months, followed by equal amortizing of principal and interest over the remaining term of the loan, or approximately 30 equal monthly installments. The loan coupon interest rate is a prime-based variable rate. In connection with the growth capital, ChromaDex issued Hercules warrants to purchase 419,021 (subject to customary adjustments under certain circumstances) shares of ChromaDex common stock at an exercise price of $1.062 per share. The Company has an option to drawn down a second tranche of growth capital of approximately $2.5 million through July 31, 2015. ChromaDex and Hercules both have individual options to convert up to $500,000 ($1,000,000 in the aggregate) of scheduled principal payments into common stock at a fixed conversion price of $1.293 per share. Further information with respect to the loan agreement with Hercules is contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About ChromaDex:
ChromaDex is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model that utilizes its wholly owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting). The company provides seamless science-based solutions to the nutritional supplement, food and beverage, animal health, cosmetic and pharmaceutical industries. The ChromaDex ingredient technologies unit includes products backed with extensive scientific research and intellectual property. Its ingredient portfolio includes pTeroPure® pterostilbene; ProC3G®, a natural black rice containing cyanidin-3-glucoside; PURENERGY®, a caffeine-pTeroPure® cocrystal; and NIAGEN™, its recently launched branded nicotinamide riboside, a potent NAD+ booster and novel next-generation B vitamin. To learn more about ChromaDex, visit www.chromadex.com.

About Hercules Technology Growth Capital, Inc.
Hercules Technology Growth Capital, Inc. (NYSE: HTGC) ("Hercules") is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.4 billion to over 290 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules' common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols "HTGZ", "HTGY," and "HTGX," respectively.

Forward-Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in ChromaDex’s business. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, ChromaDex’s Quarter Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Media Inquiries:
Beckerman PR
Jerry Schranz
201-465-8020
jschranz@beckermanpr.com

ChromaDex Company Contact:
Laura Kelly, Executive Assistant
949-419-0288
laurak@chromadex.com

Statements in this press release have not been evaluated by the Food and Drug Administration.  Products or ingredients are not intended to diagnose, treat, cure or prevent any disease.

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